Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Second Quarter 2023 Results

Second Quarter 2023
•Revenues of $1.4 billion
•EPS of $(1.96); Adjusted EPS* of $(1.46)
•Cash used in operations of $183 million; Free cash flow* usage of $211 million
•Completed rework related to the vertical fin attach fittings issue on available units in Wichita
•Ratified new four-year contract with the International Association of Machinists and Aerospace Workers (IAM)

Wichita, Kan., August 2, 2023 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit” or the “Company”) reported second quarter 2023 financial results.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2023	2022	Change	2023	2022	Change

Revenues	$1,365	$1,258	8%	$2,796	$2,433	15%
Operating Loss	($120)	($105)	(15%)	($216)	($147)	(47%)
Operating Loss as a % of Revenues	(8.8%)	(8.3%)	(50) BPS	(7.7%)	(6.0%)	(170) BPS
Net Loss	($206)	($122)	(69%)	($488)	($175)	**
Net Loss as a % of Revenues	(15.1%)	(9.7%)	(540) BPS	(17.4%)	(7.2%)	**
Loss Per Share (Fully Diluted)	($1.96)	($1.17)	(68%)	($4.64)	($1.67)	**
Adjusted Loss per Share (Fully Diluted)*	($1.46)	($1.21)	(21%)	($3.15)	($1.19)	**
Fully Diluted Weighted Avg Share Count	105.2	104.6		105.1	104.5

** Represents an amount in excess of 100% or not meaningful.

“We are very pleased to have in place a four-year contract with our IAM-represented employees, which reflects the gratitude we have for their contributions. While the first vote resulted in a work stoppage, we quickly went back to the table with our union partners and reached a resolution. However, the strike did impact our production and deliveries, as reflected in earnings and cash flow,” said Tom Gentile, President and Chief Executive Officer, Spirit AeroSystems.
“Also, we have resolved all rework related to the vertical attach fittings issue on available Boeing 737 units in Wichita. With the IAM contract negotiations and our rework of the vertical fin
* Non-GAAP financial measure, see Appendix for reconciliation attach fittings behind us, we look forward to executing on our customer commitments for the rest of the year.”
Ratification of New Contract with the IAM
The collective bargaining agreement with the IAM, which represents approximately 55% of Spirit’s U.S. employees, had an expiration date of June 24, 2023. On June 21, 2023, IAM-represented employees voted to reject the Company’s first contract offer and to strike. In response, the Company suspended its Wichita factory production on June 22, 2023. The Company and IAM representatives engaged in further negotiations, which resulted in a revised four-year contract offer, which was ratified by IAM-represented employees on June 29, 2023. The Company began restoring operations on June 30, 2023, and fully resumed operations on July 5, 2023.
The IAM negotiations impacted all programs at the Wichita, Kansas site, including the 737 program. Based on the current estimates of future production rates, Spirit’s labor costs will be higher than the previous IAM contract by approximately $80 million annually. Financial impacts in the second quarter of 2023 include $28.3 million of changes in estimates primarily related to higher wages and other employee benefits resulting from the new contract and strike disruption charges of $7.3 million recorded to other operating expense on the Consolidated Statements of Operations. The work stoppage from the IAM strike will reduce full-year 737 deliveries to the range of 370 to 390 units, which will negatively impact expected revenue, earnings and cash flow for 2023.
Revenue
Spirit’s revenue in the second quarter of 2023 was $1.4 billion, up 8 percent from the same period of 2022. This increase was primarily due to higher production deliveries on the Boeing 737 and 787 programs and increased Defense and Space revenue, partially offset by lower revenue on the Airbus A220 program.
Overall deliveries increased to 342 shipsets during the second quarter of 2023 compared to 318 shipsets in the same period of 2022. This includes Boeing 737 deliveries of 74 shipsets compared to 71 shipsets in the same period of the prior year. Spirit’s backlog at the end of the second quarter of 2023 was approximately $40.5 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
* Non-GAAP financial measure, see Appendix for reconciliation

Earnings
Operating loss for the second quarter of 2023 was $120.4 million, compared to operating loss of $104.7 million in the same period of 2022. The change in operating loss was primarily driven by higher changes in estimates as well as contra revenue recorded for a potential customer claim, partially offset by the absence of losses related to Russia sanctions recognized during the second quarter of 2022 and increased Aftermarket segment earnings.
Changes in estimates in the second quarter of 2023 included net forward loss charges of $104.7 million and unfavorable cumulative catch-up adjustments for periods prior to the second quarter of $21.6 million. The forward losses related primarily to the Boeing 787, Airbus A350 and Airbus A220 programs. The forward loss on the Boeing 787 program of $37.5 million was driven by the impacts of the new IAM union contract as well as increased supply chain and other costs. The Airbus A350 program forward loss of $27.5 million was primarily due to increased costs related to production rate recovery efforts, including freight, as well as unfavorable foreign currency movements. The Airbus A220 program forward loss of $27.4 million was driven by higher estimates of supply chain costs and unfavorable foreign currency movement. The unfavorable cumulative catch-up adjustments related primarily to the Boeing 737 program, reflecting increased labor costs resulting from the IAM union negotiations as well as higher supply chain costs. Additionally, strike disruption charges of $7.3 million were recorded to other operating expense on the Consolidated Statements of Operations. Excess capacity costs during the second quarter of 2023 were $53.2 million. In comparison, during the second quarter of 2022, Spirit recognized $63.7 million of net forward loss charges, $8.0 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $44.9 million. Additionally, in second quarter of 2022, in relation to the sanctioned Russian business activities, Spirit recorded net losses of $28.1 million.
Spirit estimates that Boeing has completed approximately half of their required rework on the 737 vertical fin attach fittings issue. The Company has recorded $23.0 million of contra revenue in the second quarter of 2023 to account for a potential claim from Boeing for repair work to date at their facility. This estimate represents what Spirit believes to be the low end of the range of potential liability and the Company cannot reasonably estimate the total potential claim it may receive from Boeing to complete the required repairs.
Other expense for the second quarter of 2023 was $9.9 million, compared to other income of $34.6 million in the same period of 2022. The variance was primarily due to a gain recorded in the second quarter of 2022 of $20.7 million related to the settlement of the repayable investment agreement with the U.K. Department of Business, Energy and Industrial Strategy, as
* Non-GAAP financial measure, see Appendix for reconciliation well as lower pension income and higher foreign currency losses recognized during the second quarter of 2023.
Second quarter 2023 EPS was $(1.96), compared to $(1.17) in the same period of 2022. Second quarter 2023 adjusted EPS* was $(1.46), which excludes the incremental deferred tax asset valuation allowance. During the same period of 2022, adjusted EPS* was $(1.21), which excluded the incremental deferred tax asset valuation allowance, a settlement gain and losses related to Russia sanctions. (Table 1)
Cash
Cash used in operations in the second quarter of 2023 was $183 million, compared to cash used in operations of $62 million in the same quarter of 2022. Cash used in operations during the second quarter of 2023 reflects the negative impacts to working capital resulting from the rework and disruption related to the vertical fin attach fittings issue, the work stoppage caused by the IAM strike, and the preparation for increased production on the Boeing 737 program. Additionally, the second quarter 2023 cash used in operations included customer advances of $50 million, as well as an excise tax payment of $36 million related to the termination of the Pension Value Plan A (PVP A).
Free cash flow* in the second quarter of 2023 was a usage of $211 million, as compared to a usage of $79 million in the same period of 2022.
During the second quarter of 2023, the Company entered into agreements with certain customers to provide cash advances totaling $280.0 million. Spirit received $230.0 million during the second quarter, $180.0 million of which is from Boeing and reflected in cash used in financing activities and $50.0 million is reflected in cash used in operations. The Company expects to receive the incremental advance of $50.0 million in the fourth quarter of 2023, which is expected to be reflected in the operating activities section of the statement of cash flows. These advances will require repayment of $90.0 million in 2024 and $190.0 million in 2025.
The cash balance at the end of the second quarter of 2023 was $526 million. (Table 2)
* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	2nd Quarter			Six Months
($ in millions)	2023	2022	Change	2023	2022	Change

Cash used in Operations	($183)	($62)	**	($229)	($332)	31%
Purchases of Property, Plant & Equipment	($28)	($18)	(62%)	($51)	($45)	(13%)
Free Cash Flow*	($211)	($79)	**	($280)	($377)	26%

Cash and Total Debt				June 29, 2023	December 31, 2022

Cash				$526	$659
Total Debt				$3,871	$3,869

** Represents an amount in excess of 100% or not meaningful.
Segment Results
Commercial
Commercial segment revenue in the second quarter of 2023 increased 5 percent from the same period of the prior year to $1.1 billion, primarily due to increased production revenues on the Boeing 737 and 787 programs, partially offset by lower revenue recognized on the Airbus A220 program. Operating margin for the second quarter of 2023 decreased to (7) percent compared to (4) percent the same period of 2022, primarily due to higher changes in estimates recorded in the current period and the contra revenue recognized for a potential customer claim discussed above, partially offset by the absence of losses related to Russia sanctions recognized during the second quarter of 2022. In the second quarter of 2023, changes in estimates for the segment included $101.9 million of net forward losses and $15.7 million of unfavorable cumulative catch-up adjustments. Additionally, during the second quarter of 2023, the Commercial segment included excess capacity costs of $51.8 million and strike disruption charges of $7.1 million. In comparison, during the second quarter of 2022, the segment recognized $59.4 million of net forward losses, $7.9 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $43.1 million. In relation to the sanctioned Russian business activities, the segment recorded net losses of $23.9 million in the second quarter of 2022.
Defense & Space
Defense & Space segment revenue in the second quarter of 2023 increased 30 percent from the same period of the prior year to $189.6 million, primarily due to increased activity on development programs and higher production on the Boeing P-8 program in the current period. Operating margin for the second quarter of 2023 decreased to 6 percent, compared to 9 percent during the same period of 2022, primarily due to increased costs on the Boeing P-8 and KC-46
* Non-GAAP financial measure, see Appendix for reconciliation

Tanker programs resulting from the IAM union negotiations and higher supply chain cost estimates, as well as one-time charges on the Sikorsky CH-53K program. The segment recorded net forward losses of $2.8 million, unfavorable cumulative catch-up adjustments of $5.9 million, and excess capacity costs of $1.4 million in the second quarter of 2023. In comparison, during the second quarter of 2022, the segment recognized net forward losses of $4.3 million and excess capacity costs of $1.8 million.
Aftermarket
Aftermarket segment revenue in the second quarter of 2023 increased by 15 percent compared to the same period of 2022 to $92.1 million, primarily due to higher spare part sales and maintenance, repair and overhaul (MRO) activity, compared to the same period in the prior year. Operating margin for the second quarter of 2023 increased to 26 percent, compared to 15 percent during the same period of 2022, primarily due to higher margins on increased activity as well as the absence of losses related to Russia sanctions recognized during the second quarter of 2022 of $4.2 million.

Table 4. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2023	2022	Change	2023	2022	Change

Segment Revenues
Commercial	$1,083.0	$1,031.1	5.0%	$2,231.5	$1,969.5	13.3%
Defense & Space	189.6	146.4	29.5%	378.0	304.9	24.0%
Aftermarket	92.1	80.4	14.6%	186.6	158.2	18.0%
Total Segment Revenues	$1,364.7	$1,257.9	8.5%	$2,796.1	$2,432.6	14.9%

Segment (Loss) Earnings from Operations
Commercial	($72.9)	($45.1)	(61.6%)	($118.4)	($48.5)	**
Defense & Space	12.0	13.7	(12.4%)	31.2	33.7	(7.4%)
Aftermarket	24.3	11.8	**	43.5	29.8	46.0%
Total Segment Operating (Loss) Earnings	($36.6)	($19.6)	(86.7%)	($43.7)	$15.0	**

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(6.7%)	(4.4%)	(230) BPS	(5.3%)	(2.5%)	(280) BPS
Defense & Space	6.3%	9.4%	(310) BPS	8.3%	11.1%	(280) BPS
Aftermarket	26.4%	14.7%	**	23.3%	18.8%	450 BPS
Total Segment Operating (Loss) Earnings as % of Revenues	(2.7%)	(1.6%)	(110) BPS	(1.6%)	0.6%	(220 BPS)

Unallocated Expense
SG&A	($70.6)	($70.2)	(0.6%)	($148.0)	($134.7)	(9.9%)
Research & Development	(13.2)	(14.9)	11.4%	(23.8)	(27.2)	12.5%
Total Loss from Operations	($120.4)	($104.7)	(15.0%)	($215.5)	($146.9)	(46.7%)

Total Operating Loss as % of Revenues	(8.8%)	(8.3%)	(50) BPS	(7.7%)	(6.0%)	(170) BPS

** Represents an amount in excess of 100% or not meaningful.

* Non-GAAP financial measure, see Appendix for reconciliation

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Chuck Cadena (316) 526-3910 or Jessica Napoli (316) 691-0252
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,”
“goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” section of the 2022 Form 10-K. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft, including the ability to staff appropriately for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•our ability, and our suppliers' ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company (“Boeing”) and Airbus Group SE and its affiliates (collectively, “Airbus”) for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital or credit markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our supplier financing programs; and
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2023	2022	2022	2021
B737	74	71	169	131
B747	—	—	—	1
B767	9	8	17	16
B777	7	6	14	11
B787	10	4	16	7
Total Boeing	100	89	216	166

A220	14	16	27	34
A320 Family	152	147	294	302
A330	9	6	18	12
A350	13	11	25	26
Total Airbus	188	180	364	374

Business/Regional Jet	54	49	108	99

Total	342	318	688	639

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
	($ in millions, except per share data)
Net revenues	$1,364.7	$1,257.9	$2,796.1	$2,432.6
Operating costs and expenses:
Cost of sales	1,395.5	1,277.5	2,827.7	2,417.4
Selling, general and administrative	70.6	70.2	148.0	134.7
Restructuring costs	0.9	—	7.2	0.2
Research and development	13.2	14.9	23.8	27.2
Other operating expense	4.9	—	4.9	—
Total operating costs and expenses	1,485.1	1,362.6	3,011.6	2,579.5
Operating loss	(120.4)	(104.7)	(215.5)	(146.9)
Interest expense and financing fee amortization	(73.6)	(55.1)	(146.0)	(114.0)
Other (expense) income, net	(9.9)	34.6	(127.3)	72.3
Loss before income taxes and equity in net income (loss) of affiliates	(203.9)	(125.2)	(488.8)	(188.6)
Income tax (provision) benefit	(3.0)	3.5	1.3	14.5
Loss before equity in net income (loss) of affiliates	(206.9)	(121.7)	(487.5)	(174.1)
Equity in net income (loss) of affiliates	0.5	(0.5)	(0.2)	(0.9)
Net loss	(206.4)	(122.2)	($487.7)	($175.0)
Less noncontrolling interest in earnings of subsidiary	0.1	—	0.2	—
Net loss attributable to common shareholders	($206.3)	($122.2)	($487.5)	($175.0)

Loss per share
Basic	($1.96)	($1.17)	($4.64)	($1.67)
Shares	105.2	104.6	105.1	104.5

Diluted	($1.96)	($1.17)	($4.64)	($1.67)
Shares	105.2	104.6	105.1	104.5

Dividends declared per common share	$0.00	$0.01	$0.00	$0.02

Spirit AeroSystems Holdings, Inc.
* Non-GAAP financial measure, see Appendix for reconciliation

Condensed Consolidated Balance Sheets
(unaudited)

	June 29, 2023	December 31, 2022
	($ in millions)
Assets
Cash and cash equivalents	$525.7	$658.6
Restricted cash	0.2	0.2
Accounts receivable, net	499.5	489.5
Contract assets, short-term	580.8	501.0
Inventory, net	1,636.3	1,470.7
Other current assets	48.8	38.3
Total current assets	3,291.3	3,158.3
Property, plant and equipment, net	2,124.8	2,205.9
Intangible assets, net	203.8	211.4
Goodwill	631.2	630.5
Right of use assets	90.5	94.3
Contract assets, long-term	16.6	1.2
Pension assets	27.3	196.9
Restricted plan assets	60.9	71.1
Deferred income taxes	0.3	4.8
Other assets	98.5	91.8
Total assets	$6,545.2	$6,666.2
Liabilities
Accounts payable	$974.4	$919.8
Accrued expenses	408.2	411.7
Profit sharing	13.7	40.5
Current portion of long-term debt	56.0	53.7
Operating lease liabilities, short-term	8.3	8.3
Advance payments, short-term	30.6	24.9
Contract liabilities, short-term	132.7	111.1
Forward loss provision, short-term	331.4	305.9
Deferred revenue and other deferred credits, short-term	47.0	21.7
Other current liabilities	183.5	54.9
Total current liabilities	2,185.8	1,952.5
Long-term debt	3,814.9	3,814.9
Operating lease liabilities, long-term	83.0	85.4
Advance payments, long-term	236.4	199.9
Pension/OPEB obligation	23.1	25.2
Contract liabilities, long-term	216.7	245.3
Forward loss provision, long-term	311.4	369.2
Deferred revenue and other deferred credits, long-term	46.1	49.0
Deferred grant income liability — non-current	26.4	25.7
Deferred income taxes	3.8	1.3
Other non-current liabilities	226.5	141.6
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,288,894 and 105,252,421 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,196.1	1,179.5
Accumulated other comprehensive loss	(117.9)	(203.9)
Retained earnings	745.0	1,232.5
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	(632.4)	(247.5)
Noncontrolling interest	3.5	3.7
Total equity	(628.9)	(243.8)
Total liabilities and equity	$6,545.2	$6,666.2

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 29, 2023	June 30, 2022
	($ in millions)
Operating activities
Net loss	($487.7)	($175.0)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization expense	157.7	169.0
Amortization of deferred financing fees	3.5	3.7
Accretion of customer supply agreement	1.2	1.3
Employee stock compensation expense	19.8	18.3
Loss (gain) from derivative instruments	2.1	4.0
Gain from foreign currency transactions	8.5	(25.7)
Loss on disposition of assets	0.3	1.6
Deferred taxes	(11.5)	(13.6)
Pension and other post-retirement plans income	62.6	(39.7)
Grant liability amortization	(0.6)	(0.7)
Equity in net loss of affiliates	0.2	0.9
Forward loss provision	(32.5)	(53.4)
Gain on settlement of financial instrument	(0.9)	(21.0)
Change in fair value of acquisition consideration and settlement	(2.4)	—
Changes in assets and liabilities
Accounts receivable, net	(17.1)	(124.7)
Contract assets	(92.7)	(44.5)
Inventory, net	(161.4)	13.9
Accounts payable and accrued liabilities	88.8	105.5
Profit sharing/deferred compensation	(26.9)	(43.7)
Advance payments	41.1	(65.7)
Income taxes receivable/payable	7.2	12.1
Contract liabilities	(7.3)	(26.5)
Pension plans employer contributions	178.4	23.0
Deferred revenue and other deferred credits	21.7	(38.8)
Other	18.9	(12.0)
Net cash (used in) provided by operating activities	($229.0)	($331.7)
Investing activities
Purchase of property, plant and equipment	(51.3)	(45.2)
Equity in assets of affiliate	—	—
Acquisition, net of cash acquired	—	—
Other	—	(2.2)
Net cash used in investing activities	($51.3)	($47.4)
Financing activities
Borrowings under revolving credit facility	1.6	—
Payment of principal - settlement of financial instrument	—	(289.5)
Customer financing	180.0	—
Principal payments of debt	(31.2)	(22.5)
Payments on term loan	(1.5)	(3.0)
Taxes paid related to net share settlement awards	(5.9)	(6.5)
Proceeds from issuance of ESPP stock	2.6	1.9
Debt issuance and financing costs	(0.5)	—
Dividends paid	—	(2.2)
Net cash used in financing activities	$145.1	($321.8)
Effect of exchange rate changes on cash and cash equivalents	4.8	(7.6)
Net decrease in cash, cash equivalents and restricted cash for the period	($130.4)	($708.5)
Cash, cash equivalents, and restricted cash, beginning of the period	678.4	1,498.4
Cash, cash equivalents, and restricted cash, end of the period	$548.0	$789.9

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	June 29, 2023	June 30, 2022
Cash and cash equivalents, beginning of the period	$658.6	$1,478.6
Restricted cash, short-term, beginning of the period	0.2	0.3
Restricted cash, long-term, beginning of the period	19.6	19.5
Cash, cash equivalents, and restricted cash, beginning of the period	$678.4	$1,498.4

Cash and cash equivalents, end of the period	$525.7	$770.2
Restricted cash, short-term, end of the period	0.2	0.2
Restricted cash, long-term, end of the period	22.1	19.5
Cash, cash equivalents, and restricted cash, end of the period	$548.0	$789.9
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix
In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended				Nine months ended
	June 29, 2023		June 30, 2022		June 29, 2023		June 30, 2022

GAAP Diluted Loss Per Share	($1.96)		($1.17)		($4.64)		($1.67)
Deferred Tax Asset Valuation Allowance	0.50	a	(0.11)	a	1.01	a	0.43	a
Investment Agreement Settlement Gain	—		(0.18)	b	—		(0.13)	b
Losses related to Russia Sanctions	—		0.25	c	—		0.18	c
Pension Termination Charges	—		—		0.48	d	—
Adjusted Diluted (Loss) Earnings per Share	($1.46)		($1.21)		($3.15)		($1.19)

Diluted Shares (in millions)	105.2		104.6		105.1		104.5

a Represents the deferred tax asset valuation allowance (included in Income tax provision)

b Represents the settlement gain resulting from the settlement of the repayable investment agreement with the U.K. Department of Business, Energy and Industrial Strategy (included in Other expense)

c Represents the impairment charges and reserve adjustments related to the suspension of all sales and service activities relating to sanctioned Russian business activities. These losses are directly attributable to the sanctions, incremental to similar costs (or income) incurred for reasons other than the sanctions and are not expected to recur, and therefore, are not indicative of Spirit's ongoing operational performance (primarily included in Cost of Sales)

d Represents the non-cash charges related to the termination of the U.S. Pension Value Plan A (included in Other expense)

Free Cash Flow
($ in millions)

	Three months ended		Six months ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022

Cash Used in Operations	($183)	($62)	($229)	($332)
Capital Expenditures	(28)	(18)	(51)	(45)
Free Cash Flow	($211)	($79)	($280)	($377)